Exhibit 99.1

GlobalSCAPE, Inc. Recognized as a Managed File Transfer Champion by Info-Tech Research Group
New report also gives Globalscape top marks for the ability to customize solutions, features around security and compliance

SAN ANTONIO – June 18, 2015 – GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, announced today that it has been listed as a Champion in Info-Tech Research Group’s Managed File Transfer (MFT) Vendor Landscape for the second consecutive time.

During a review of the Managed File Transfer vendor landscape, Globalscape was not only named a Champion – which is the highest distinction awarded – in the Ad-Hoc Mid-Market category, but a Leader in the Ad-Hoc Enterprise use case. The Ad-Hoc Mid-Market category looks at organizations with 50-500 employees while the Ad-Hoc Enterprise represents organizations with more than 500 employees that likely engage in “spontaneous, user driven file transfer.” Info-Tech Research Group noted that Globalscape is ideal for organizations that are looking for secure, customized MFT solutions. Globalscape was also given Exceptional or Good marks in the evaluation of its product and overall company, performing exceptionally well in the usability and reach categories. In addition, Globalscape performed well on the overall Info-Tech Research Group Value Index, which provided value ratings for each use case.

In addition to the overall ratings, Info-Tech Research Group also recognized Globalscape’s strengths in compliance and security. Globalscape’s history of working in highly secure industries and markets was noted as an indicator as to why the focus on security and compliance features remains a strength for the company and its resulting products.

Globalscape’s core information exchange solution is its Enhanced File Transfer™ (EFT™), which allows organizations to efficiently manage data transfers with the support of a robust security architecture. EFT’s built-in security features meet business and regulatory requirements, and include a powerful server, automated client, wizard-based configuration, automated file transfers, advanced authentication options, and two-factor authentication.

Info-Tech Research Group Vendor Landscape reports recognize outstanding vendors in the technology marketplace. Assessing vendors by the strength of their offering and their strategy for the enterprise, Info-Tech Research Group Vendor Landscapes pay tribute to the contribution of exceptional vendors in a particular category.

SUPPORTING QUOTES
James L. Bindseil, President and CEO of Globalscape
“We have spent over 19 years developing, evolving and innovating our managed file transfer solution. To have our technology acknowledged as a champion for the second consecutive year, when stacked against competitive offerings in the market is validating, to say the least. Our development teams have spent countless hours building robust security and compliance features into our entire MFT portfolio, and to be recognized for that hard work is incredibly gratifying.  We will continue to develop our solutions to best meet the changing needs of our users, while continuing to strive for nothing but excellence.”

Randy Hearn, Research Director, Applications Practice, Info-Tech Research Group
“GlobalSCAPE’s MFT solution has a focus on security and built-in regulatory compliance. It continues to innovate and improve its product, becoming a competitive force in the market. It’s a great choice for organizations in need of a highly customizable and secure solution. The modular architecture makes it appealing for customers who want to pick and choose their functionality.”

About Info-Tech Research Group
With a paid membership of over 30,000 members worldwide, Info-Tech Research Group (www.infotech.com) is the global leader in providing tactical, practical Information Technology research and analysis. Info-Tech Research Group has an eighteen-year history of delivering quality research and is North America's fastest growing full-service IT analyst firm.

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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